Exhibit 99.1
Dear Stockholder,
On November 23, 2010 (the Payment Date), Columbia Seligman Premium Technology Growth Fund, Inc. (the Fund) paid a dividend in the amount of $0.4625 per share of common stock to stockholders of record on November 16, 2010. This is the first dividend paid under the Fund’s managed distribution policy adopted by the Fund’s Board of Directors.
Prior to the managed distribution policy, the Fund paid distributions pursuant to a level rate distribution policy. Under its former distribution policy and consistent with the Investment Company Act of 1940, as amended, the Fund could not distribute long-term capital gains, as defined in the Internal Revenue Code of 1986, more often than once in any one taxable year.
In October 2010, the Fund received exemptive relief from the Securities and Exchange Commission that permits the Fund to distribute long-term capital gains more often than once in any one taxable year. After consideration by the Fund’s Board, the Fund adopted the current managed distribution policy which allows the Fund to make periodic distributions of long-term capital gains.
The following table sets forth the estimated breakdown of the distribution noted above, on a per share basis, from the following sources: net investment income; net realized short-term capital gains; net realized long-term capital gains; and return of capital or other capital source.

		US Dollar
	% Breakdown	Breakdown of
Sources	of Distribution	Distribution

Net Investment Income	0.00%	$0.0000
Net Realized Short-Term Capital Gains	32.58%	$0.1507
Net Realized Long-Term Capital Gains	0.00%	$0.0000
Return of Capital or other Capital Source	67.42%	$0.3118

Total	100.00%	$0.4625

The following table sets forth the estimated breakdown, on a per share basis, of all distributions made by the Fund during the year-to-date period ended on the Payment Date (includes the dividend payment noted in the table above) from the following sources: net investment income; net realized short-term capital gains; net realized long-term capital gains; and return of capital or other capital source.
The Fund is managed by Columbia Management Investment Advisers, LLC (formerly known as RiverSource Investments, LLC). The Columbia and RiverSource mutual funds (including the Seligman and Threadneedle branded funds) are distributed by Columbia Management Investment Distributors, Inc., member FINRA.
© 2010 Columbia Management Investment Advisers, LLC. All rights reserved.

		US Dollar
		Breakdown
	% Breakdown	of All
	of All	Distributions
	Distributions	Paid Through
	Paid Through	Year To Date
	Year To Date	Period Ended on
	Period Ended on	the Payment
Sources	the Payment Date	Date

Net Investment Income	0.00%	$0.0000
Net Realized Short-Term Capital Gains	32.58%	$0.6027
Net Realized Long-Term Capital Gains	0.00%	$0.0000
Return of Capital or other Capital Source	67.42%	$1.2473

Total	100.00%	$1.8500

The Fund estimates that it has distributed more than its income and net realized capital gains. Therefore, a portion of your distribution may be a return of capital or other capital source. A return of capital may occur, for example, when some or all of the money that you invested in the Fund is paid back to you. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.”
The amounts, sources and percentage breakdown of the distributions reported in this Notice are only estimates and are not being provided for, and should not be used for, tax reporting purposes. The actual amounts, sources and percentage breakdown of the distribution for tax reporting purposes, which may include return of capital, will depend upon the Fund’s investment experience during the remainder of its fiscal year and may be subject to changes based on tax regulations.
The following table sets forth (i) the average annual total return of a share of the Fund’s common stock at net asset value (NAV) for the period since inception of Fund investment operations through the period noted* and (ii) the Fund’s annualized distribution rate, for the same period, expressed as a percentage of the NAV price of a share of the Fund’s common stock at October 31, 2010.
The Fund is managed by Columbia Management Investment Advisers, LLC (formerly known as RiverSource Investments, LLC). The Columbia and RiverSource mutual funds (including the Seligman and Threadneedle branded funds) are distributed by Columbia Management Investment Distributors, Inc., member FINRA.
© 2010 Columbia Management Investment Advisers, LLC. All rights reserved.

Annualized Distribution Rate as a
Average Annual Total NAV Return for	Percentage of October 31, 2010 NAV
the Period Since Inception of Investment	Price (For the Period Since Inception of
Operations (November 30, 2009)	Investment Operations (November 30,
Through October 31, 2010	2009) through October 31, 2010)
N/A*	9.25%

*	The Fund has less than one year of investment operations and therefore average annual total NAV return is not available. The total return of the Fund since inception (i.e., cumulative total return) is 12.67%.
The following table sets forth (i) the cumulative total return (at NAV) of a share of the Fund’s common stock for the year-to-date period ended October 31, 2010 and (ii) the Fund’s distribution rate, for the same period, expressed as a percentage of the NAV price of a share of the Fund’s common stock at October 31, 2010.

Distribution Rate as a Percentage of
Cumulative Total NAV Return for the	October 31, 2010 NAV Price (for the
Year-to-Date Period Ended October 31,	Year-to-Date Period Ended October 31,
2010	2010)
7.89%	6.94%
You should not draw any conclusions about the Fund’s investment performance from the amount of the distributions noted in the tables above or from the terms of the Fund’s distribution policy.
The Fund or your financial professional will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions on your US federal income tax return. For tax purposes, the Fund is required to report unrealized gains or losses on certain non-US investments as ordinary income or loss, respectively. Accordingly, the amount of the Fund’s total distributions that will be taxable as ordinary income may be different than the amount of the distributions from net investment income reported above.
The Board may change the Fund’s distribution policy and the amount or timing of the distributions, based on a number of factors, including, but not limited to, the amount of the Fund’s undistributed net investment income and net short- and long-term capital gains and historical and projected net investment income and net short- and long-term capital gains.
The Fund expects to receive all or some of its current income and gains from the following sources: (i) dividends received by the Fund that are paid on the equity and
The Fund is managed by Columbia Management Investment Advisers, LLC (formerly known as RiverSource Investments, LLC). The Columbia and RiverSource mutual funds (including the Seligman and Threadneedle branded funds) are distributed by Columbia Management Investment Distributors, Inc., member FINRA.
© 2010 Columbia Management Investment Advisers, LLC. All rights reserved.

equity-related securities in its portfolio; and (ii) capital gains (short-term and long-term) from option premiums and the sale of portfolio securities. It is possible that the Fund’s distributions will at times exceed the earnings and profits of the Fund and therefore all or a portion of such distributions may constitute a return of capital. A return of capital is a return of your original investment. A return of capital distribution does not necessarily reflect the Fund’s investment performance and should not be confused with “yield” or “income.”
A return of capital is not taxable, but it reduces a stockholder’s tax basis in his or her shares, thus reducing any loss or increasing any gain on a subsequent taxable disposition by the stockholder of his or her shares. Distributions may be variable, and the Fund’s distribution rate will depend on a number of factors, including the net earnings on the Fund’s portfolio investments and the rate at which such net earnings change as a result of changes in the timing of, and rates at which, the Fund receives income from the sources noted above.
The Fund is managed by Columbia Management Investment Advisers, LLC (formerly known as RiverSource Investments, LLC). The Columbia and RiverSource mutual funds (including the Seligman and Threadneedle branded funds) are distributed by Columbia Management Investment Distributors, Inc., member FINRA.
© 2010 Columbia Management Investment Advisers, LLC. All rights reserved.